FOURTH AMENDMENT TO THE

CUSTODY AGREEMENT

THIS Amendment is made and effective as of the last date in the signature block, to the Custody Agreement, dated as of August 31, 2016, as amended (the “Agreement”), by and between VALUED ADVISERS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Slow Capital Growth Fund, and

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree to amend the following:

1.	Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.
2.	Exhibit C-4, the fee schedule for the Slow Capital Growth Fund, is added and attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

VALUED ADVISERS TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Carol J. Highsmith	By: /s/ Gregory Farley
Name: Carol J. Highsmith	Name: Greg Farley
Title: Vice President and Secretary	Title: Sr. Vice President
Date: November 15, 2024	Date: 11/15/24

EXHIBIT B

List of Funds

LS Opportunity Fund (Fee Schedule C applies)

Channing Intrinsic Value Small Cap Value Fund (Fee Schedule C-2 applies)

MDP Low Volatility Fund (Fee Schedule C-3 applies)

Slow Capital Growth Fund (Fee Schedule C-4 applies)